Elite Pharmaceuticals, Inc. 3rd Quarter 2010 Financial Results

…Revenue increased 287% for the comparable period of the prior year

Northvale, NJ – February 22, 2010: Elite Pharmaceuticals, Inc. (OTC:BB: ELTP) announced results for the third quarter ended December 31, 2009.   Revenues for the three months ended December 31, 2009 were $917,383, an increase of $680,603 or approximately 287% over revenues for the comparable period of the prior year, and consisted of $744,948 in manufacturing fees and $172,435 in royalty fees. Revenues for the three months ended December 31, 2008, consisted of $162,558 in manufacturing fees and $74,222 in royalty fees.  Manufacturing fees increased by approximately 358% due to increased orders resulting in large part from increased marketing efforts being made by the distributor of the products for whom we manufacture on a contract basis and due to timing of orders.  Royalties increased by approximately 132% due to growth of product sales.

Revenues for the nine months ended December 31, 2009 were $2,507,474, an increase of $1,018,824 or approximately 68% over revenues for the comparable period of the prior year, and consisted of $1,948,952 in manufacturing fees and $558,522 in royalty fees. Revenues for the nine months ended December 31, 2008, consisted of $1,255,850 in manufacturing fees and $232,800 in royalty fees. Manufacturing fees increased by approximately 55% due to increased orders resulting in large part from increased marketing efforts being made by the distributor of the products for whom we manufacture on a contract basis.  Royalties increased by approximately 140% due to growth of product sales.

The Company reported a net loss for the three months ended December 31, 2009 of ($9,590,485), or ($0.12) per basic common share, compared to a net loss of approximately ($2,080,670), or ($0.07) per basic common share for the three months ended December 31, 2009.  The Company reported a net loss for the nine months ended December 31, 2009 of ($12,111,307), or ($0.17) per basic common share, compared to a net loss of approximately ($7,715,408), or ($0.30) per basic common share, in the third fiscal quarter of fiscal 2010.  The increase in the net loss in the three months and nine months ended December 31, 2009 for third quarter of fiscal 2010 is primarily due to derivative expenses related to changes in the fair value of our preferred shares and outstanding warrants of $8,412,028, derivative interest expense of $350,010 and discount in Series E issuance attributable to beneficial conversion features of $254,212.  The derivative income and expense results from a change in accounting principle required by the adoption of EITF 07-5 as of the April 1st, 2009 beginning of the Company’s fiscal year.

“We are clearly encouraged by the continued year over year increase in revenues generated by the manufacture and sales of Lodrane 24® and Lodrane 24D®, our two products being sold commercially,” stated Jerry Treppel, Chairman and CEO. “In addition, the recent ANDA approval for methadone hydrochloride 10 mg tablets, co-developed with our partner, The PharmaNetwork received in November 2009 will provide an additional revenue source going forward.”

“The Company continues to make significant progress in advancing the development of Elite’s pain management products, ELI-154 and ELI-216, and in the development of the other products in Elite’s pipeline.  In addition, the development of the eight products pursuant to the Epic Strategic Alliance Agreement is well underway.  The Company is aggressively pursuing the commercial development and/or licensing of Elite’s products with third parties.”

“Management believes that its business strategy enables Elite to reduce development risk by having a diverse product portfolio that includes both branded and generic products in various therapeutic categories while pursuing collaborations with companies with greater resources thereby allowing Elite to share costs of development and to improve cash-flow.”

 “Elite continues to make outstanding progress both strategically and operationally. Our momentum is strong and building; and we anticipate that shareholder value will increasingly mirror the Company’s solid performance and growing enterprise value as we advance Elite’s product development,” Treppel concluded.

About Elite Pharmaceuticals, Inc.
Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Two of Elite’s products, Lodrane 24® and Lodrane 24D®, are marketed by a partner, ECR Pharmaceuticals, a division of HiTech Pharmacal, for treatment of symptoms due to seasonal allergy. Elite, with partners, recently received marketing approval for methadone hydrochloride 10 mg tablets by the FDA.  The Company also has a generic gastrointestinal drug product in clinical development. Elite’s lead pipeline products are novel sustained release oral formulations of oxycodone for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Both products, ELI-216, a once-daily abuse resistant oxycodone, and ELI-154, a once-daily oxycodone, are in late-stage development. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains forward-looking statements, including those related to the preliminary nature of the clinical program results and the potential for further product development, that involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:
For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com